UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

            Date of Report (Date of earliest reported) July 1, 2012

                        Commission File Number 001-33933


                            COMMUNITY ALLIANCE, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                                               42-1663174
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

18208 Preston Rd., Suite D-9169, Dallas Texas                      75252
  (Address of principal executive offices)                       (Zip Code)

                                  469-433-4495
              (Registrant's telephone number, including area code)

ITEM 5.02 - DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
            APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

     Effective July 1, 2012, the Board of Directors of Community Alliance, Inc., a Nevada corporation (the "Company"), expanded the number of members of the Board to two (2) members and elected Mr. Neal J. Kohlhaas as a member of the Board. Mr. Kohlhaas has 44 years experience as a retail stockbroker with Shearson Hammill (Shearson Lehman Bros.), Dean Witter and Blyth Eastman Dillon. Mr. Kohlhaas is a registered investment hedge fund principal and partner of Kohlhaas Co. Inc., which he founded in 1971. Mr. Kohlhaas was also a manager and partner at Bear Stearns from 1975 to 1987. Mr. Kohlhaas' managerial responsibilities have included all institutional accounts domiciled in the western United States. From 1987 to 1989, he was a Vice President of Jefferies and Company during which time he reported directly the President of the company and was responsible for derivative accounts nationally. From 1989 to 1992, Mr. Kohlhaas was the principal shareholder and institutional manager for Baraban Securities, a medium size retail, and institutional investment bank headquarted in Los Angeles. He was also a partner and owner of CSK Research, a small-micro cap research firm, which provides original due diligence, and fundamental research to small and medium size broker/dealers and investment banks from 1992 to 2002. Since 2002 to the present time, Mr. Kohlhaas has worked as a consultant to micro-small cap companies needing investor exposure and capital, including acting as an investment banker, merchant banker, finder and investor relations consultant. Mr. Kohlhaas graduated from UCLA in 1964 with a B.A. degree in Economics.

     Effective July 1, 2012, the Board accepted the resignation of Kevin Schor as the Company's President and appointed Mr. Kohlhaas as the Company's Chief Executive Officer, Secretary and Treasurer. Mr. Brooks has also tendered his resignation, effective following Mr. Kohlhaas' election to the Board.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2012

COMMUNITY ALLIANCE, INC.


By: /s/ Kevin Schor
    --------------------------------
Name:  Kevin Schor
Title: President

                                       2